Exhibit 99.1

For Immediate Release

Mediacom LLC Announces

Proposed Private Offering of Senior Notes due 2022

Middletown, NY – January 31, 2012 – Mediacom LLC and Mediacom Capital Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, announced today that they intend to offer $200.0 million in aggregate principal amount of new senior notes due 2022 (the “Senior Notes”) in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Mediacom LLC will use the net proceeds of the offering to repay a portion of the borrowings outstanding under Term Loan D of its operating subsidiaries’ senior secured credit facility. Mediacom LLC currently expects that the remaining portion of such borrowings will be repaid using a draw down by its subsidiaries from the revolving credit portion of the subsidiary credit facility.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements. The words “plan,” “believe,” “expect,” “anticipate,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on such forward-looking statements. Mediacom LLC undertakes no obligation to update or alter these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639